Exhibit 1.1

UNDERWRITING AGREEMENT

May 31, 2001

DELPHI AUTOMOTIVE SYSTEMS CORPORATION
5725 Delphi Drive
Troy, Michigan 48098-1815

Ladies and Gentlemen:

      We (the “Underwriters”) understand that Delphi Automotive Systems Corporation, a Delaware corporation (the “Company”), proposes to issue and sell $500,000,000 aggregate principal amount of 6.55% Notes due 2006 (the “Notes”). Subject to the terms and conditions set forth herein or incorporated by reference herein, the Company hereby agrees to sell and we agree to purchase, severally and not jointly, the principal amount of such Notes set forth below opposite our names at 99.525% of the principal amount of the Notes plus accrued interest, if any, from June 5, 2001 to the date of payment and delivery:

Principal Amount
Underwriter	of Notes due 2006

Bear, Stearns & Co. Inc.	$175,000,000

Credit Suisse First Boston Corporation	$175,000,000

J.P. Morgan Securities Inc.	$50,000,000

Salomon Smith Barney Inc.	$50,000,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$10,000,000

Banc of America Securities LLC	$10,000,000

Morgan Stanley & Co. Incorporated	$10,000,000

Dresdner Kleinwort Wasserstein Securities LLC	$10,000,000

The Williams Capital Group, L.P.	$10,000,000

Total	$500,000,000

      The Underwriters will pay for such Notes upon delivery thereof at the offices of O’Melveny & Myers LLP, 153 East 53rd Street, New York, New York 10022 at 10:00 a.m. (New York time) on June 5, 2001 or at such other time, not later than June 5, 2001 as shall be designated by the Managers (as defined herein).

      The Notes shall have the terms set forth in the Company’s Prospectus Supplement dated May 31, 2001 (the “Supplement”) and the Company’s Prospectus dated March 30, 1999 (together with the Supplement, the “Prospectus”) particularly as follows:

Maturity:	June 15, 2006

Interest Rate:	6.55% per annum from June 5, 2001 or from the most recent Interest Payment Date to which interest has been paid or duly provided for.

Redemption Provisions:	The Notes will be redeemable prior to maturity at the option of the Company, in whole or in part, at the redemption prices set forth in the Prospectus Supplement plus accrued interest and the Notes will be redeemable as a whole, but not in part, at 100% of their principal amount plus accrued interest in the event of certain changes relating to United States taxation, in each case subject to the terms and conditions described in the Prospectus.

Interest Payment Dates:	June 15 and December 15 commencing December 15, 2001, until the principal amount thereof is paid or made available for payment.

Listing:	Luxembourg Stock Exchange.

Other Principal Terms:	The purchase price will be payable in immediately available funds on the Closing Date.

Book Entry Form:	The Notes will be issued in the form of one or more fully registered global securities (in each case, the “Global Security”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of the Depository’s nominee. The Global Security may be transferred, in whole and not in part, only to another nominee of the Depository or a successor of the Depository or its nominee. Ownership of beneficial interests of the Global Security will be shown on, and the transfer of that interest will be effected only through, records maintained by the Depository (with respect to its Participants’ interests), its Participants and indirect participants (with respect to the owners of beneficial interests in the Global Security).

Each Underwriter, severally and not jointly, represents and agrees that:

            (i) no action has been or will be taken by it that would permit the offer or sale of the Notes or any interest therein or possession or distribution of the Prospectus or any amendment thereto or any other offering material relating to the Notes in any jurisdiction where action for that purpose is required, by the Company, other than the registration of the Notes under the Securities Act of 1933, as amended (the “Securities Act”). Each Underwriter agrees that it will not directly or indirectly offer, sell or deliver any Notes or any interest therein or distribute or publish the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best knowledge of such Underwriter, result in compliance with all applicable laws and regulations and will not impose any obligations on the Company, or the other Underwriters, and that all offers, sales and deliveries of Notes or any interest therein by it will be made on the same terms. Subject as provided above, each Underwriter shall, as required (and unless prohibited) by applicable law, furnish to each person to whom it offers, sells or delivers the Notes a copy of the Prospectus or (unless delivery of the Prospectus is required by applicable law) inform each such person that a copy thereof (as then amended or supplemented) will be made available upon request. No Underwriter is authorized to give any information or to make any representation not contained in the Prospectus in connection with the offer and sale of the Notes;

            (ii) it has not offered or sold and, prior to the expiration of the six months from the Closing Date, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

            (iii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986, with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom,

            (iv) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11 (3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such documents may otherwise lawfully be issued or passed on;

            (v) it has not offered, sold, transferred or delivered the Notes and will not offer, sell, transfer or deliver the Notes in The Netherlands, other than to individuals or legal entities who, or which, trade or invest in securities in the conduct of a profession or business (including, but not limited to, banks, brokers, dealers, asset management companies, investment funds, insurance companies, pension funds, other institutional investors and treasury departments of large enterprises); and

            (vi) it will not offer or sell, directly or indirectly, any Notes in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the

Securities and Exchange Law of Japan and any other applicable laws, regulations and ministerial guidelines of Japan.

      The Manager may terminate this Agreement (upon consultation with the Company) at any time prior to the Closing Date at which payment would otherwise be due under this Agreement to the Company if, in the opinion of the Manager, there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the Manager’s view will have a materially adverse effect on the success of the offering and distribution of or a secondary market of the Notes. After consultation with the Company, the parties to this Agreement shall be released and discharged from their respective obligations under this Agreement without liability on the part of any Manager or on the part of the Company and each party will pay its own expenses.

      In addition to the provisions of Article V of the Standard Provisions (as defined below), the several obligations of the Underwriters are also subject to the following conditions:

                        (i) The letter to be delivered pursuant to Article V(e) of the Standard Provisions shall be delivered on the date hereof (the “initial letter”) rather than the Closing Date, and, in lieu of the letter referred to in Article V(e) of the Standard Provisions to be delivered on the Closing Date, the Manager shall have received on the Closing Date a letter dated such date in form and substance satisfactory to the Manager, from Deloitte & Touche LLP, independent accountants, (a) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the United States Securities and Exchange Commission, (b) stating, as of the date of such letter (or with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in or incorporated by reference into the Prospectus, as of a date not more than five days prior to the date of such letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial letter delivered to the Manager concurrently with the execution of this Agreement and (c) confirming in all material respects the conclusions and findings set forth in the initial letter.

                        In addition to the provisions of Article VI of the Standard Provisions, the Company further covenants as follows:

(i) the Company shall use its reasonable best efforts to cause the Notes to be listed on the Luxembourg Stock Exchange, or on such other European stock exchange as is reasonably requested by the Manager, and to maintain such listing for so long as the Notes are outstanding.

      The Company will pay all expenses incident to the performance of its obligations under the Underwriting Agreement (including the provisions of the Standard Provisions), including, without limitation, (i) the fees and disbursements of its own counsel and its accountants, (ii) any fees and disbursements of the Trustee under the Indenture (including any fees and disbursements of counsel for the Trustee), (iii) any fees charged by investment rating agencies for the rating of the Notes, (iv) any fees and expenses related to the listing of the Notes on the Luxembourg Stock

Exchange, (v) any travel expenses of the Company’s officers and employees and any other expenses of the Company in connection with attending or hosting meetings (including without limitation, any fees and expenses related to any electronic or “virtual” roadshow) with prospective purchasers of Notes not to exceed $25,000 (any expenses to exceed $25,000 shall be borne by the Underwriters); provided however, that the cost of any airline tickets purchased by any of the Company’s officers and employees in connection with travel beginning in Detroit and ending in Boston or beginning in New York and ending in Detroit shall not be considered expenses for purposes of this clause (v); and (vi) expenses incurred in distributing the Prospectus, any preliminary prospectuses, any preliminary prospectus supplements or any other amendments or supplements to the Prospectus to the Underwriters.

      For purposes of Article VIII of the Standard Provisions, the only information furnished to the Company by any Underwriters for use in the Prospectus consists of (i) the information contained in the fifth sentence of the second textual paragraph under the caption “Underwriting” in the Supplement, (ii) the following information in the Supplement furnished on behalf of each Underwriter: the concession and reallowance figures appearing in the third textual paragraph under the caption “Underwriting” in the Supplement and (iii) the information contained in the tenth textual paragraph under the caption “Underwriting” in the Supplement.

      Except as otherwise provided above, all the provisions contained in the document entitled Delphi Automotive Systems Corporation’s Underwriting Agreement Standard Provisions (Debt Securities) April 28, 1999 attached hereto as Exhibit A (the “Standard Provisions”), are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except that the term “Manager” as used therein shall, for purposes of this Agreement, mean Bear, Stearns & Co. Inc. and Credit Suisse First Boston Corporation, in each case whose authority hereunder may be exercised jointly by Bear, Stearns & Co. Inc. and Credit Suisse First Boston Corporation. In the event of a conflict between this Agreement and the Standard Provisions with respect to any term or condition, this Agreement shall take precedence.

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            Please confirm your agreement by having an authorized officer sign a copy of this, Agreement in the space set forth below. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

Very truly yours,

BEAR, STEARNS & CO. INC

CREDIT SUISSE FIRST BOSTON CORPORATION,

On behalf of the several Underwriters named herein

By:	BEAR, STEARNS & CO. INC

By:	/s/ Tom Maloney

Title:	Senior Managing Director

By:	CREDIT SUISSE FIRST BOSTON CORPORATION

By:	/s/ Edward Witz

Title:	Director

Accepted:

DELPHI AUTOMOTIVE SYSTEMS CORPORATION

By:	/s/ John Blahnik

Title: Vice President and Treasurer